UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
April 25, 2007
Date of Report (Date of earliest event reported)
Medicis Pharmaceutical Corporation
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	0-18443 (Commission File Number)	52-1574808 (IRS Employer Identification Number)
8125 North Hayden Road
Scottsdale, Arizona 85258-2463
(Address of principal executive offices) (Zip Code)
(602) 808-8800
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On April 25, 2007, Medicis Pharmaceutical Corporation (“Medicis” or the “Company”) entered into a Settlement Agreement with the United States Department of Justice, the Office of Inspector General of the Department of Health and Human Services (“OIG”) and the TRICARE Management Activity (collectively, the “United States”) and private complainants to settle all outstanding federal and state civil suits against the corporation in connection with claims related to the Company’s of alleged off-label marketing and promotion of LOPROX ® and LOPROX ® TS products to pediatricians (the “Settlement Agreement”) as previously disclosed by the Company. The settlement is neither an admission of liability by Medicis nor a concession by the United States that its claims are not well founded. Pursuant to the Settlement Agreement, the Company will pay approximately $10 million to settle the matter between the parties. The Settlement Agreement provides that, upon full payment of the settlement fees and execution of a Corporate Integrity Agreement, the United States releases Medicis from the claims asserted by the United States and will refrain from instituting action seeking exclusion from Medicare, Medicaid, the TRICARE Program and other federal health care programs for the alleged conduct. These releases relate solely to the allegations related to the Company and do not cover individuals. The Settlement Agreement also provides that the private complainants release Medicis and its officers, directors and employees from the asserted claims, and Medicis releases the United States and the private complainants from asserted claims. As of December 31, 2006, the Company accrued a loss contingency of $10.2 million for this matter.
     As part of the settlement, Medicis has entered into a five-year Corporate Integrity Agreement with the OIG to resolve any potential administrative claims the OIG may have arising out of the government’s investigation (the “CIA”). The CIA acknowledges the existence of Medicis’ comprehensive existing compliance program and provides for certain other compliance-related activities during the term of the CIA, including the maintenance of a compliance program that, among other things, is designed to ensure compliance with the CIA, federal health care programs and FDA requirements. Pursuant to the CIA, the Company is required to notify the OIG, in writing, of: (i) any ongoing government investigation or legal proceeding involving an allegation that Medicis has committed a crime or has engaged in fraudulent activities; (ii) any other matter that a reasonable person would consider a probable violation of applicable criminal, civil, or administrative laws; (iii) any written report, correspondence, or communication to the FDA that materially discusses any unlawful or improper promotion of Medicis’ products; and (iv) any change in location, sale, closing, purchase, or establishment of a new business unit or location related to items or services that may be reimbursed by Federal health care programs. The Company is also subject to periodic reporting and certification requirements attesting that the provisions of the CIA are being implemented and followed, as well as certain document and record retention mandates. The Company has hired a Chief Compliance Officer and created an enterprise-wide compliance function to administer its obligations under the CIA.
     The foregoing description of the CIA is qualified in its entirety by reference to the CIA attached as Exhibit 99.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.
99.1	Corporate Integrity Agreement

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 30, 2007	By:	/s/ Mark A. Prygocki, Sr.
Mark A. Prygocki, Sr.
Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit
No.	Description

99.1	Corporate Integrity Agreement